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                                                                      EXHIBIT 21

                             Company Subsidiaries

                             Jurisdiction of              Year
         Name                 Organization            Incorporated
         ----                ---------------          ------------
IRT Management Company           Georgia                  1990

VW Mall, Inc.                    Georgia                  1994

IRT Capital Corporation          Georgia                  1996

IRT Alabama, Inc.                Alabama                  1997

IRT Partners L.P.                Georgia                  1998

IRT Capital Corporation II       Georgia                  1999


         All are wholly-owned subsidiaries of the Company except IRT Capital Corporation ("IRTCC"), IRT Capital Corporation II ("IRTCCII") and IRT Partners L.P. ("LP"). The Company owns 96% of each the non-voting common stock and 1% of the voting stock of each of IRTCC and IRTCCII. The Company and IRT Management Company, combined, own 92.9% of IRT Partners L.P.

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